                                                                   EXHIBIT 99.1


           W-H ENERGY SERVICES TO LIST ON THE NEW YORK STOCK EXCHANGE


HOUSTON, July 28, 2003 (Business Wire) - W-H Energy Services, Inc. (NASDAQ:
WHES) announced today that the Company has filed an application to list its shares of common stock on the New York Stock Exchange beginning in early August.

As is customary, the Company's executive management team will visit the New York Stock Exchange on the first day of trading to ring the opening bell which is expected to occur on August 6, 2003. The Company's shares will continue to trade on the NASDAQ until trading commences on the New York Stock Exchange under the ticker symbol WHQ

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, capital expenditures by customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligations to update the statements in this press release.


CONTACT:  W-H Energy Services, Inc., Houston
          Shawn M. Housley, 713/974-9071